Exhibit 5.1

The New York Times Building

37th Floor

620 Eighth Avenue

New York, NY 10018-1405

212.808.2700

Fax 212.286.9806

February 22, 2018

PharmaCyte Biotech, Inc.
23046 Avenida de la Carlota, Suite 600
Laguna Hills, California 92653

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-220441) (as amended from time to time, the “Registration Statement”), filed by PharmaCyte Biotech, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), and declared effective on September 28, 2017, for the registration of, among other things, an indeterminate number of shares of Common Stock, $0.0001 par value per share, (“Common Stock”) of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated February 22, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $25,000,000 (the “Shares”).

We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus pursuant to the Financial Advisory, Offering and At-the-Market Offering Engagement Letter, dated February 22, 2018, by and between the Company and Aeon Capital, Inc., as agent (the “Agreement”). The Agreement is being filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We have acted as your counsel in connection with the issue and sale by the Company of the Shares. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) in connection with the execution and delivery of the Agreement and the authorization, issuance and sale of the Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the Prospectus, the Agreement, the Company’s Articles of Incorporation, as amended, and the Company’s Bylaws, as amended, certain resolutions of the Board of Directors, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

PharmaCyte Biotech, Inc.

February 22, 2018

The foregoing opinions are limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution, and applicable federal laws of the United States of America and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Registrant in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP